Exhibit 99.1

      STILLWATER MINING COMPANY CANCELS NIGHT SHIFT AT THE STILLWATER MINE

    BILLINGS, Mont., Aug. 30 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC)

    The changing situation of the Derby fire in Stillwater and Sweet Grass counties has prompted Stillwater Mining Company management to take precautionary measures and cancel the night shift August 30th for employees at the Stillwater Mine, near Nye, Montana.

    While there is no imminent threat to the Stillwater Mine, the safety of the employees is the Company's first priority. Smoke from the fire reportedly has created hazardous conditions on some roads in the general vicinity of the mine and resulted in some road closures.

    Stillwater Mining Company management personnel will be in Columbus, Big Timber, Billings and Stillwater Mine to monitor the fire situation. A determination regarding mine operations for August 31st will be made based on the fire conditions at the time.

    Stillwater Mining Company employees who are scheduled to work August 31st can call (406) 322-8777 after 3:30 a.m. on Thursday for work schedule information.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

SOURCE  Stillwater Mining Company
    -0-                             08/30/2006
    /NOTE TO EDITORS: The media contact number for Stillwater Mining Company Public Affairs is (406) 373-8727./
    /CONTACT:  Dawn E. McCurtain of Stillwater Mining Company,
+1-406-373-8787/
    /Web site:  http://www.stillwatermining.com/
    (SWC)